CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to Registration Statement No. 333-48456 on Form N-1A of our report dated December 18, 2006, relating to the financial statements and financial highlights of the Met Investors Series Trust (the "Trust"), including Met/AIM Capital Appreciation Portfolio and Pioneer Strategic Income Portfolio appearing in the Annual Report on Form N-CSR of the Met Investors Series Trust for the year ended October 31, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

February 28, 2007
Boston, Massachusetts